Exhibit 99.1

Critical Path, Inc. Shareholders Approve Merger and Second Amended and

Restated Articles of Incorporation

SAN FRANCISCO—April 22, 2008—Critical Path, Inc. (OTC:CPTH) (“Critical Path”), a leading provider of messaging software and services, announced today that, at a special meeting of the shareholders held yesterday, the shareholders of Critical Path approved the Agreement and Plan of Merger, dated as of December 5, 2007, and amended as of February 19, 2008 (the “Merger Agreement”), by and among CP Holdco, LLC (“Parent”), CP Merger Co. (“Merger Sub”), a wholly owned subsidiary of Parent, and Critical Path, pursuant to which Merger Sub will merge with and into Critical Path with Critical Path continuing as the surviving corporation (the “Merger”). The shareholders of Critical Path also approved the amendment and restatement of Critical Path’s Amended and Restated Articles of Incorporation in the form of the Second Amended and Restated Articles of Incorporation.

The parties intend to consummate the Merger as soon as practicable after the satisfaction or waiver of all of the closing conditions set forth in the Merger Agreement. Holders of Critical Path’s common stock (the “Common Stock”) will be entitled to receive consideration (including cash) as set forth in the Merger Agreement.

Following the Merger, pursuant to the terms of the Second Amended and Restated Articles of Incorporation and a Note Exchange Agreement, dated as of December 5, 2007, by and among Critical Path and the holders of all of its outstanding 13.9% promissory notes due June 30, 2008 (the “13.9% Notes”), Critical Path intends to effect a recapitalization (the “Recapitalization”) consisting of a reverse stock split of the Series E Redeemable Convertible Preferred Stock (the “Series E Preferred Stock”), the conversion of all of Critical Path’s outstanding Series D Cumulative Redeemable Convertible Preferred Stock and Series E Preferred Stock into shares of Common Stock and the exchange of all of the outstanding 13.9% Notes for Common Stock.

After the consummation of the Merger and the Recapitalization, Critical Path’s common stock will no longer trade on any stock exchange or quotation system, including the OTC Bulletin Board.

About Critical Path

Critical Path’s Memova(R) solutions provide a new and improved email experience for millions of consumers worldwide, helping mobile operators, broadband and fixed-line service providers unlock the potential of email in the mass market. Memova(R) Mobile gives consumers instant, on-the-go access to the messages that matter most. Featuring industry-leading anti-spam and anti-virus technology, Memova(R) Anti-Abuse is designed to protect consumers against viruses and spam. Memova(R) Messaging provides consumers with a rich email experience, enabling service providers to develop customized offerings for high-speed subscribers. Critical Path has offices around the globe and its solutions are deployed by service providers throughout the world. More information is available at www.criticalpath.net.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements by Critical Path. The words and expressions “look forward to,” “will,” “expect,” “plan,” “believe,” “seek,” “strive for,” “anticipate,” “hope,” “estimate” and similar expressions are intended to identify Critical Path’s forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, our evolving business strategy and the emerging and changing nature of the market for our products and services, our ability to deliver on our sales objectives, the ability of our technology and our competitors’ technologies to address customer demands, changes in economic and market conditions, and software and service design defects. These and other risks and uncertainties are described in more detail in Critical Path’s filings with the SEC (www.sec.gov) made from time to time, including Critical Path’s Form 10-K for the year ended December 31, 2007 and all subsequent filings with the SEC. Critical Path makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Note to Editors: Critical Path and the Critical Path logo, Memova and the Memova logo and Messages that Matter are the trademarks of Critical Path, Inc., some of which are registered in various jurisdictions. All other trademarks are the property of their respective holders.

Contact Information

For Reporters and Editors:	For Investors:
Critical Path, Inc.	Critical Path, Inc.
Nikki Gore	Investor Relations
415.408.5247	415.251.2500
cp-publicrelations@criticalpath.net	ir@criticalpath.net
www.criticalpath.net	www.criticalpath.net